Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CenterState Banks of Florida, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-62704, 333-62706, 333-117591, 333-135257, 333-135258 and 333-135259) on Form S-8 of CenterState Banks of Florida, Inc., of our report dated March 10, 2006, with respect to the consolidated statement of operations, changes in stockholders’ equity and comprehensive income, and cash flows of CenterState Banks of Florida, Inc. for the year ended December 31, 2005, which report is included herein.

/s/    KPMG LLP

Tampa, Florida

March 6, 2008

Certified Public Accountants